For Immediate Release-10/15/03
Contact: Shannan B. Guthrie
Public Relations Manager
PennRock Financial Services Corp.
717/ 354-3612
sbguthrie@bbnb.com


          PENNROCK ANNOUNCES 8% INCREASE IN 3RD QUARTER EARNINGS


Blue Ball, PA: PennRock Financial Services Corp. (Nasdaq:PRFS), parent company of Blue Ball National Bank, The National Advisory Group, Inc. and Pension Consulting Services, Inc. reports an 8% increase in earnings for the third quarter of 2003.

Earnings for the third quarter of 2003 totaled $3.3 million, an increase of $242,000 from the $3.0 million earned last year. Basic earnings per share were $.43 for the quarter compared with $.40 per share earned in the third quarter last year while diluted earnings per share were $.42 this quarter and $.39 last year. A dividend of $1.5 million or $.19 per share was declared for the third quarter, payable on October 7, 2003 to shareholders of record on September 23, 2003.

For the year to date, income increased 11% to $10.5 million from $9.5 million earned in 2002. Basic earnings per share increased to $1.38 up from $1.25 last year, while diluted earnings per share increased to $1.36 from $1.23 last year. PennRock's return on average assets was 1.54% for 2003 and 1.31% in 2002 and the return on average equity was 17.53% in 2003 and 15.55% in 2002. Dividends paid for the first three quarters of 2003 were $4.2 million or $.55 per share which was 40% of net income. Dividends paid for the first three quarters of 2002 were $4.0 million or $.54 per share.

Assets totaled $1.1 billion as of September 30, 2003, which was a $74 million or 7% increase from September 30, 2002. Loans grew $96 million or 16% in 2003 while deposits increased $5 million or 1%. Borrowed funds increased by $62 million.


PennRock is a bank holding company headquartered in Blue Ball, PA. Blue Ball National Bank provides a broad range of banking, trust and other financial services to consumers, small businesses and corporations through 17 offices in south-central and southeastern Pennsylvania. The National Advisory Group offers asset management and corporate retirement plan administration services to clients in southeastern Pennsylvania, New Jersey and Delaware, and serves as an investment advisor for a family of mutual funds. Pension Consulting Services, Inc. is a third party administrator of retirement plans for small to medium sized businesses and professional corporations.

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FINANCIAL HIGHLIGHTS

In thousands; except
per share data

                               For the Three Months           For the Nine Months
                                Ended September 30,           Ended September 30,
                         ------------------------------   ------------------------------
                            2003       2002     Change       2003      2002     Change
                         ---------  ---------  --------   ---------  ---------  --------
EARNINGS AND DIVIDENDS:
Interest income            $13,070    $13,769     (5%)      $39,972    $42,662      (6%)
Interest expense             4,258      5,845    (27%)       13,518     17,923     (25%)
Net interest income          8,812      7,924     11%        26,454     24,739       7%
Provision for loan losses      460        227    103%         1,365      1,045      31%
Non-interest income          3,424      2,979     15%        10,039      8,077      24%
Non-interest expense         7,638      6,914     10%        22,138     20,210      10%
Net income                   3,283      3,041      8%        10,545      9,531      11%
Dividends paid               1,447      1,320     10%         4,214      3,970       6%

Per share:
  Net income - Basic         $0.43      $0.40      8%         $1.38      $1.25      10%
  Net income - Diluted        0.42       0.39      8%          1.36       1.23      11%
  Cash dividend               0.19       0.17     12%          0.55       0.54       2%

AT THE END OF THE PERIOD:
Securities                                                $ 305,417  $ 336,465      (9%)
Loans                                                       680,624    585,091      16%
Earning assets                                              995,896    920,119       8%
Total assets                                              1,092,258  1,017,975       7%
Deposits                                                    747,977    743,421       1%
Short-term borrowings                                       134,373     47,285     184%
Long-term debt                                              102,000    127,000     (20%)
Stockholders' equity                                         93,779     86,811       8%

Per share:
  Book value                                                 $12.31     $11.39       8%
  Market value                                                28.20      26.55       6%

SELECTED RATIOS:
Return on average equity    13.89%     14.19%     (2%)       17.53%     15.55%      13%
Return on average assets     1.22%      1.23%     (1%)        1.54%      1.31%      18%
Net interest margin
  (taxable equivalent)       3.82%      3.68%      4%         3.93%      3.99%      (2%)
Total capital to average
  assets                                                      9.64%      9.15%       5%
Price-to-earnings (x)                                        13.58      15.97      (15%)
Market-to-book value (x)                                      2.29       2.33       (2%)
Allowance for loan losses
  to loans                                                    1.19%      1.08%      10%
Non-performing loans to loans                                 0.07%      0.60%     (88%)
Net charge-offs to loans                                      0.05%      1.08%     (95%)
Dividend payout                                              39.96%     41.66%      (4%)

All per share data have been restated for a 10% stock dividend declared on July 8, 2003 and paid on August 12, 2003 and a 10% stock dividend declared on July 9, 2002 and paid on August 13, 2002.

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